COLUMBIA MID CAP GROWTH FUND, INC. (THE "FUND")

77C Matters submitted to a vote of security holders
On September 16, 2005, a Special Meeting of the Shareholders of the Funds was held to approve the following items, as described in the combined Proxy Statement/Prospectus for the Meeting. The votes cast at the Meeting were as follows:

To elect Trustees:            For               Withheld          Abstain

Douglas A. Hacker          22,032,629.013     950,061.187      466,804.492
Janet Langford Kelly       22,093,191.981     892,597.602      463,705.109
Richard W. Lowry           22,090,757.738     930,552.617      428,184.337
Charles R. Nelson          22,076,653.356     902,585.041      470,256.295
John J. Neuhauser          22,062,173.953     917,497.278      469,823.461
Patrick J. Simpson         22,079,153.365     899,858.181      470,483.146
Thomas E. Stitzel          22,069,114.790     911,209.229      469,170.673
Thomas C. Theobald         22,052,767.485     927,674.285      469,052.922
Anne-Lee Verville          22,064,556.795     914,766.331      470,171.566
Richard L. Woolworth       22,081,520.100     901,451.163      466,523.429
William E. Mayer           14,065,366.188     8,915,050.906    469,077.598


2a: Amendment to fundamental investment restrictions with respect to borrowing money, pledging assets, and issuing senior securities.

For:         19,263,726.695     Shares of beneficial interest being a majority
                                of the shares represented at the meeting.
Against:      1,243,171.219     Shares of beneficial interest
Abstain:      1,033,754.778     Shares of beneficial interest

2b: Amendment to fundamental investment restrictions with respect to making loans

For:        19,148,718.584    Shares of beneficial interest being a majority of
                              the shares represented at the meeting.
Against:    1,340,982.510     Shares of beneficial interest
Abstain:    1,050,951.598     Shares of beneficial interest

2c: Amendment to fundamental investment restrictions with respect to diversification of investments.
For:          19,412,087.895    shares of beneficial interest being a majority
                                of the shares represented at the meeting.
Against:       1,098,179.223    shares of beneficial interest
Abstain:       1,030,385.574    shares of beneficial interest

2d: Amendment to fundamental investment restrictions with respect to investments in commodities

For:          19,209,572.236   shares of beneficial interest being a majority
                               of the shares represented at the meeting.
Against:       1,297,524.585   shares of beneficial interest
Abstain:       1,033,555.871   shares of beneficial interest

2e: Amendment to fundamental investment restrictions with respect to investments in real estate.

For:         19,380,537.375  Shares of beneficial interest being a majority of the shares represented at the meeting.
Against:     1,142,926.021   Shares of beneficial interest
Abstain:     1,017,189.296   Shares of beneficial interest

2f: Amendment to fundamental investment restrictions with respect to underwriting of securities.

For:        19,200,630.359  Shares of beneficial interest being a majority of the shares represented at the meeting.
Against:     1,274,151.176 Shares of beneficial interest
Abstain:     1,057,871.157 Shares of beneficial interest


2h: Elimination of fundamental inv restrictions with respect to investing for the purpose of exercising control.

For:      19,197,500.948  Shares of beneficial interest being a majority of the shares represented at the meeting.
Against:     1,270,034.247 Shares of beneficial interest
Abstain:     1,073,117.497 Shares of beneficial interest

2i: Elimination of fundamental investment restrictions with respect to short sales.

For:      19,132,217.743  Shares of beneficial interest being a majority of the shares represented at the meeting.
Against:   1,244,344.627  Shares of beneficial interest
Abstain:   1,064,200.322  Shares of beneficial interest

2j: Amendment of fundamental investment restrictions with respect to concentrating investments in an industry.

For:      19,246,079.812   Shares of beneficial interest being a majority of the
                           shares represented at the meeting.
Against:   1,251,613.899   Shares of beneficial interest
Abstain:   1,042,958.981   Shares of beneficial interest

2k: Elimination of fundamental investment restrictions with respect to purchasing securities of companies less than three years old.

For:     19,300,105.248  Shares of beneficial interest being a majority of the shares represented at the meeting.
Against: 1,194,630.107   Shares of beneficial interest
Abstain: 1,045,917.337   Shares of beneficial interest

2m: Elimination of fundamental investment restrictions with respect to buying and selling puts and calls.

For:        19,128,233.406 Shares of beneficial interest being a majority of the shares represented at the meeting.
Against:    1,348,857.763  Shares of beneficial interest
Abstain:    1,063,561.523  Shares of beneficial interest

3. To approve the Reorganization of each Fund into a separate, corresponding series of Columbia Funds Trust.

For:       19,316,945.826   Shares of beneficial interest being a majority of
                            the shares represented at the meeting.
Against:    1,117,124.291  Shares of beneficial interest
Abstain:    1,106,582.575  Shares of beneficial interest


77D Policies with respect to security investments

On February 17, 2006, The third paragraph under the heading "THE FUND; PRINCIPAL INVESTMENT STRATEGIES" is revised in its entirety as follows (Class R share prospectus only):

The Fund may also invest in securities convertible into or exercisable for stock (including preferred stock, warrants and debentures), and certain options and financial futures contracts (derivatives). The Fund may also invest, to a limited extent, in foreign securities, including American Depository Receipts. The Fund may invest up to 20% of its total assets in foreign securities.

77D Policies with respect to security investments

Effective November 1, 2005, the following language replaced the language in the section of the Statement of Additional Information entitled "FUNDAMENTAL INVESTMENT POLICIES: FUNDAMENTAL INVESTMENT POLICIES

The Investment Company Act of 1940, as amended (1940 Act), provides that a "vote of a majority of the outstanding voting securities" means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of a Fund, or (2) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares are represented at the meeting in person or by proxy. The following fundamental investment policies cannot be changed without such a vote.

The Fund may not, as a matter of fundamental policy:

1. Underwrite any issue of securities issued by other persons within the meaning of the 1933 Act except when it might be deemed to be an underwriter either: (a) in connection with the disposition of a portfolio security; or (b) in connection with the purchase of securities directly from the issuer thereof in accordance with its investment objective. This restriction shall not limit the Portfolio's ability to invest in securities issued by other registered investment companies.

2. Purchase or sell real estate, except a Fund may purchase securities of issuers which deal or invest in real estate and may purchase securities which are secured by real estate or interests in real estate and it may hold and dispose of real estate or interests in real estate acquired through the exercise of its rights as a holder of securities which are secured by real estate or interests therein.

3. Purchase or sell commodities, except that a Fund may to the extent consistent with its investment objective, invest in securities of companies that purchase or sell commodities or which invest in such programs, and purchase and sell options, forward contracts, futures contracts, and options on futures contracts and enter into swap contracts and other financial transactions relating to commodities. This limitation does not apply to foreign currency transactions including without limitation forward currency contracts.

4. Purchase any securities which would cause 25% or more of the value of its total assets at the time of purchase to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that: (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government, any state or territory of the United
         States, or any of their agencies, instrumentalities or political subdivisions; and (b) notwithstanding this limitation or any other fundamental investment limitation, assets may be invested in the securities of one or more management investment companies to the extent permitted by the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief.

5. Make loans, except to the extent permitted by the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief.

6. Borrow money or issue senior securities except to the extent permitted by the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief.

7. Purchase securities (except securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities) of any one issuer if, as a result, more than 5% of its total assets will be invested in the securities of such issuer or it would own more than 10% of the voting securities of such issuer, except that: (a) up to 25% of its total assets may be invested without regard to these limitations and (b) a Fund's assets may be invested in the securities of one or more management investment companies to the extent permitted by the 1940 Act, the rules and regulations thereunder, or any applicable exemptive relief.


77D Policies with respect to security investments cont'd


On February 17, 2006, the non-fundamental investment restrictions section for the Fund was revised in its entirety as follows (CLass R prospectus only):

The following is a list of non-fundamental investment restrictions applicable to the Fund. These restrictions can be changed by the Board, but the change will only be effective after notice is given (60 days notice in the case of non-fundamental restriction #2) to shareholders of the Fund.

The Fund may not:

1. Purchase or otherwise acquire any security if, as a result, more than 15% of its net assets would be invested in securities that are illiquid.

2. Invest less than 80% of its assets in the stocks of mid-cap companies (those stocks with a market capitalization, at the time of initial purchase, equal to or less than the largest stock in the Russell Mid Cap Index), except when the Fund is taking a temporary defensive position due to a determination by the Fund's Advisor that adverse market conditions make it desirable to suspend temporarily the Fund's normal investment activities.

3. Invest more than 20% of its total assets in foreign securities.



77E Legal Proceedings
On February 9, 2005, Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia") and Columbia Funds Distributor, Inc. (which has been renamed Columbia Management Distributors, Inc.) (the "Distributor") (collectively, the "Columbia Group") entered into an Assurance of Discontinuance with the New York Attorney General ("NYAG") (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the Securities and Exchange Commission ("SEC") (the "SEC Order"). The SEC Order and the NYAG Settlement are referred to collectively as the "Settlements". The Settlements contain substantially the same terms and conditions as outlined in the agreements in principle which Columbia Group entered into with the SEC and NYAG in March, 2004.

Under the terms of the SEC Order, the Columbia Group has agreed among other things, to: pay $70 million in disgorgement and $70 million in civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures; and retain an independent distribution consultant (see below). The Columbia Funds have also voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees. The NYAG Settlement also, among other things, requires Columbia and its affiliates to reduce certain Columbia Funds (including the former Nations Funds) and other mutual funds management fees collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions.

Pursuant to the procedures set forth in the SEC order, the $140 million in settlement amounts described above will be distributed in accordance with a distribution plan developed by an independent distribution consultant and agreed to by the staff of the SEC. The independent distribution consultant has been in consultation with the Staff, and has submitted a draft proposed plan of distribution, but has not yet submitted a final proposed plan of distribution.

As a result of these matters or any adverse publicity or other developments resulting from them, there may be increased redemptions or reduced sales of fund shares, which could increase transaction costs or operating expenses, or have other adverse consequences for the funds.

A copy of the SEC Order is available on the SEC website at http://www.sec.gov. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005.

In connection with the events described in detail above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against several other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia, the Distributor, the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the U.S. District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts and the Columbia Acorn Trusts. As to Columbia, the Distributor and the AdvisorTrustees of the Columbia Funds,t the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 (ICA) and the state law claims against Columbia and otherswere dismissed. T The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under Section 36(b) of the ICA along with related claims under Section 48(a) of the ICA were not dismissed.

On March 21, 2005 purported class action plaintiffs filed suit in Massachusetts state court alleging that the conduct, including market timing, entitles Class B shareholders in certain Columbia funds to an exemption from contingent deferred sales charges upon early redemption ("the CDSC Lawsuit"). The CDSC Lawsuit has been removed to federal court in Massachusetts and the federal Judicial Panel has transferred the CDSC Lawsuit to the MDL.

The MDL is ongoing. Accordingly, an estimate of the financial impact of this litigation on any fund, if any, cannot currently be made.

In 2004, certain Columbia funds, the Trustees of the Columbia Funds, advisers and affiliated entities were named as defendants in certain purported shareholder class and derivative actions making claims, including claims under the Investment Company and the Investment Advisers Acts of 1940 and state law. The suits allege, inter alia, that the fees and expenses paid by the funds are excessive and that the advisers and their affiliates inappropriately used fund assets to distribute the funds and for other improper purpose. On March 2, 2005, the actions were consolidated in the Massachusetts federal court as In re Columbia Entities Litigation. The plaintiffs filed a consolidated amended complaint on June 9, 2005. On November 30, 2005, the judge dismissed all claims by plaintiffs and ordered that the case be closed. The plaintiffs filed a notice of appeal on December 30, 2005 and this appeal is pending.



77I Terms of new or amended securities

Effective January 17, 2006 Class R shares were offered by Columbia MidCap Growth Fund (Fund). Such shares are offered at net asset value without any initial or contingent deferred sales charges or Rule 12b-1 fees.